POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Maria Cecilia Castro Neves lpifia and Cristina Agda Argolo Andrade, to act individually as his or her true and lawful attorney-in-fact and agent, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all such capacities, to sign any documents, instruments or filings including, without limitation, Schedule 13D, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) as may be required to be filed with the Securities and Exchange Commission (collectively, "documents"), relating to his/her beneficial ownership (direct or indirect) of any securities he/she may be deemed to beneficially own issued by Suzano S.A., and to deliver, furnish or file any such documents with the Securities and Exchange Commission or any the appropriate governmental or regulatory authority, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall remain in effect until August 5, 2028.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of August 5, 2026.

/s/ David Feffer	/s/ David Feffer
David Feffer	Daniel Feffer

/s/ Jorge Feffer	/s/ Ruben Feffer
Jorge Feffer	Ruben Feffer